Exhibit 14

COLUMBIA LABORATORIES, INC.

Code of Business Conduct and Ethics

1.	Introduction

This Code of Business Conduct and Ethics (“Code”) has been adopted by our Board of Directors and summarizes the standards that must guide our actions. While covering a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation where ethical decisions must be made, but rather set forth key guiding principles that represent Company policies and establish conditions for employment at the Company.

We must strive to foster a culture of honesty and accountability. Our commitment to the highest level of ethical conduct must be reflected in all of the Company’s business activities including, but not limited to, relationships with employees, customers, suppliers, competitors, the government and the public, including our shareholders. All of our employees, officers, directors, and consultants must conduct themselves according to the language and spirit of this Code and seek to avoid even the appearance of improper behavior.

Even well-intentioned actions that violate the law or this Code may result in negative consequences for the Company and for the individuals involved. For our employees, officers, directors, and consultants, such consequences may result in corrective and/or disciplinary action that may include termination of such person’s relationship with the Company.

Our Company’s most valuable asset is our reputation for integrity, professionalism and fairness. We should all recognize that our actions are the foundation of our reputation and adhering to this Code and applicable law is imperative.

2.	Compliance with Laws, Rules and Regulations

We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations. No employee, officer, director, or consultant of the Company shall commit an illegal or unethical act, or instruct others to do so, for any reason.

If you believe that any practice or action raises questions as to compliance with this Code or applicable law, rule or regulation you must report such question or concern, anonymously if you wish, to the Company via the toll-free numbers provided in Section 10. The Company also periodically holds certain information and training sessions to promote compliance with the laws, rules and regulations that affect our business.

Any violation of applicable laws, rules and regulations, including any conflict of interest that rises to such a level, will be dealt with swiftly by the Company and promptly disclosed to the applicable law enforcement authorities.

3.	Trading on Inside Information

Using non-public information to trade in securities, or providing a family member, friend or any other person with a “tip”, is illegal. All non-public information should be considered inside information and should never be used for personal gain. You should contact the Company’s General Counsel with any questions about your ability to buy or sell Columbia securities, including the exercise of stock options.

4.	Protection of Confidential Proprietary Information

Confidential proprietary information generated and gathered in our business is a valuable Company asset. Protecting this information plays a vital role in our continued growth and ability to compete, and all proprietary information should be maintained in strict confidence, except when disclosure is authorized by the Company or required by law.

Proprietary information includes all non-public information that might be useful to competitors or that could be harmful to the Company or its customers if disclosed. Intellectual property, including but not limited to, trade secrets, patents, trademarks and copyrights, as well as business, research and new product plans, objectives and strategies, clinical and preclinical data, records, databases, salary and benefits data, employee medical information, customer, employee and supplier lists and any unpublished financial or pricing information, must also be protected.

In addition, we frequently receive information which is proprietary to our business affiliates under confidentiality agreements and other agreements. This information must also be protected from disclosure and may not be used except for its intended purpose.

Unauthorized use or distribution of proprietary information violates Company policy, including the nondisclosure agreement employees have signed with the Company, and could be illegal. Such use or distribution could result in negative consequences for both the Company and the individuals involved, including potential legal and disciplinary actions.

Your obligation to protect the proprietary and confidential information of the Company and its affiliates continues even after your relationship with the Company terminates, and you must return all proprietary information in your possession upon leaving the Company.

Similarly, employees, officers, directors, and consultants may not use proprietary information that they are in possession of as a result of any other relationship they may have with another organization in connection with their carrying out their responsibilities to the Company.

5.	Conflicts of Interest

Our employees, officers, directors, and consultants have an obligation to act in the best interest of the Company. All employees, officers, directors, and consultants should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company. Conflicts of interest are prohibited as a matter of Company policy, unless they have been approved by the Company.

A “conflict of interest” occurs when a person’s private interest, real or perceived, interferes in any way, or even appears to interfere, with the interest of the Company, including any subsidiaries and affiliates. A conflict of interest can arise when an employee, officer, director, or consultant takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively. Conflicts of interest may also arise when an employee, officer, director, or consultant (or his or her family members) receives improper personal benefits as a result of the employee’s, officer’s, director’s, or consultant’s relationship to the Company.

Although it would not be possible to describe every situation in which a conflict of interest may arise, the following are examples of situations that may constitute a conflict of interest:

•	Working, in any capacity, for another individual or entity while employed by the Company.

•	Accepting valuable gifts or receiving personal discounts or other benefits as a result of your position in the Company from a vendor, competitor, customer or supplier.

•	Competing with the Company for the purchase or sale of property, services or other interests.

•	Having an interest in a transaction involving the Company, a customer or supplier or lender (not including routine, small investments in publicly traded companies).

•	Receiving a loan or guarantee of an obligation as a result of your position with the Company.

•	Directing Company business to a supplier owned or managed by, or which employs, a relative or friend.

Situations involving a conflict of interest may not always be obvious or easy to resolve. You should report actions that may involve a conflict of interest directly to the Company’s General Counsel, or via the toll-free numbers established for that purpose.

In order to avoid conflicts of interests, employees, officers, directors, and consultants must disclose to the Company’s General Counsel any material transaction or relationship that reasonably could be expected to give rise to such a conflict, and the General Counsel shall notify the Chairman of the Audit Committee of any such disclosure. Conflicts of interests involving the Company’s General Counsel shall be disclosed to the Chairman of the Audit Committee.

Employees, officers, directors, and consultants who knowingly fail to disclose conflicts of interest are subject to disciplinary action, including termination of their relationship with the Company.

6.	Protection and Proper Use of Company Assets

Protecting Company assets against loss, theft or other misuse is the responsibility of every employee, officer and director. Any such loss, misuse or suspected theft should be reported to the Company’s General Counsel. The sole purpose of the Company’s equipment and supplies is the conduct of our business. They may only be used for legitimate Company business purposes.

7.	Corporate Opportunities

Employees, officers, directors, and consultants are prohibited from taking for themselves business opportunities that arise through the use of Company property, information or position. No employee, officer, director, or consultant may use Company property, information or position for personal gain, and no employee, officer, director, or consultant may compete with the Company. Competing with the Company may involve engaging in the same line of business as the Company, or any situation where the employee, officer, director, or consultant takes away from the Company opportunities for sales or purchases of products, services or interests.

8.	Fair Dealing

Each employee, officer, director, or consultant of the Company should endeavor to deal fairly with customers, suppliers, competitors, the public and one another at all times and in accordance with ethical business practices. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. No payment in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. The Company and the employee, officer, director, or consultant involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this policy.

Occasional business gifts to and entertainment of non-government employees in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of Company business. However, these gifts should be given infrequently and their value should be modest. Gifts or entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted.

Practices that are acceptable in commercial business environments may be against the law or the policies governing federal, state or local government employees or consultants (including the employees of public universities and medical centers). Therefore, no gifts or business entertainment of any kind may be given to any government employee or consultant without the prior approval of the Company’s General Counsel.

The Foreign Corrupt Practices Act (“FCPA”) prohibits giving anything of value directly or indirectly to any “foreign official” for the purpose of obtaining or retaining business. When in doubt as to whether a contemplated payment or gift may violate the FCPA, contact the Company’s General Counsel.

In addition, federal regulations may restrict (or at least require the reporting of) gifts and compensation to investigators engaged in clinical research. As a result, all gifts and compensation to clinical investigators (other than the clinical grant to the study itself) must be approved in writing in advance by the Company’s General Counsel.

9.	Quality of Public Disclosures

The Company has a responsibility to communicate effectively with security holders so that they are provided with full and accurate information, in all material respects, about the Company’s financial condition and results of operations. Our reports and documents filed with or submitted to the Securities and Exchange Commission and our other public communications shall include full, fair, accurate, timely and understandable disclosure, and the Company has established a Disclosure Committee consisting of members of senior management to assist in monitoring such disclosures.

It is the Company’s policy to comply with all applicable laws, rules and regulations related to the disclosures the Company makes to the SEC and to ensure that such disclosures are made fairly, accurately and timely. The Company will disclose in its annual report filed with the SEC that it has adopted a code of ethics for all of its directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Company will make a copy of this Code available to the public by filing a copy as an exhibit to its annual report filed with the SEC.

10.	Compliance with this Code, Laws, Rules and Regulations and Reporting of any Suspected Illegal or Unethical Behavior

All employees, officers, directors, and consultants are expected to comply with all of the provisions of this Code and all applicable laws, rules and regulations and it is the personal responsibility of each employee, officer, director, and consultant to adhere to the standards and restrictions imposed by this Code and those laws, rules and regulations. The Code will be strictly enforced throughout the Company and violations will be dealt with immediately, including subjecting persons to corrective and/or disciplinary action including termination of their relationship with the Company. Violations of the Code that involve illegal or potentially illegal behavior will be reported to the appropriate authorities.

Situations that may involve a violation of ethics, laws or this Code may not always be clear and may require difficult judgment. All individuals subject to this Code must report any concerns or questions about violations or suspected violations of laws, rules, regulations or this Code, including, but not limited to accounting, internal accounting controls or auditing matters, to the Company’s General Counsel, toll-free, at 866-566-5636, extension 7906, or at 973-994-3999, extension 7906. Any concerns about violations or suspected violations of any laws, rules, regulations or this Code, including, but not limited to accounting, internal accounting controls or auditing matters, involving the Company’s General Counsel or members of the Legal Department should be reported to the Chairman of the Audit Committee, toll free, at 866-784-1718. A failure to observe this requirement is a violation of this Code. Reporting of violations or suspected violations may be done anonymously. Any report should provide enough information about the incident or situation to allow the Company to conduct a proper investigation or inquiry. The Company will endeavor to keep all such reports confidential, including maintaining in anonymity the identity of the individual making the report, whenever practicable. The Company’s General Counsel shall maintain a record of all reports made and will notify the Chairman of the Audit Committee of any violation or suspected violation of any laws, rules, regulations or this Code.

All employees, officers, directors, and consultants must report any violation or suspected violations promptly and the Company will promptly and thoroughly investigate all reports made. The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by all individuals subject to this Code without fear of retribution or retaliation is vital to the successful implementation of this Code. You are required to cooperate in internal investigations of misconduct and unethical behavior.

The Company recognizes the need for this Code to be applied equally to everyone it covers. The General Counsel of the Company will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Audit Committee, and the Company will devote the necessary resources to enable the Company’s General Counsel to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with the Code. Questions concerning this Code should be directed to the Company’s General Counsel.

11.	Waivers and Amendments

Any waivers of the provisions in this Code for senior financial officers, executive officers, or directors may only be granted by the Board of Directors and will be promptly disclosed to the Company’s shareholders, along with the reasons for the waiver. Such disclosure shall be made in the Company’s public filings, not later than the next periodic report. Any waivers of this Code for other individuals subject to this Code may only be granted by the Company’s General Counsel. Amendments to this Code must be approved by the Board of Directors.

In addition, any amendment or waiver of this Code that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or person performing similar functions, and that has been made known to an executive officer of the Company, shall be disclosed in a Form 8-K filed by the Company, or posted on the Company’s Internet website, within five business days of such amendment or waiver. The disclosure shall include a brief description of the nature of the amendment or waiver, and in the case of a waiver, the name of the person to whom the waiver was granted and the date of the waiver. Such disclosure will be required with respect to any material departure from a provision of this Code, or the failure by the Company to take action within a reasonable period of time regarding a material departure from a provision of this Code. No disclosure in a Form 8-K or by posting on the Company’s Internet website, however, will be required for technical, administrative or other non-substantive amendments of this Code. If the Company discloses amendments or waivers to this Code by means of a posting on the Company’s Internet website, then the Company shall previously have disclosed, in its most recent annual report filed with the SEC, the Company’s Internet website address and the fact that it intends to disclose such amendments and waivers on the Company’s Internet website.

12.	Equal Opportunity, Non-Discrimination and Fair Employment

The Company’s policies for recruitment, advancement and retention of employees forbid discrimination on the basis of any criteria prohibited by law, including but not limited to race, religion, sex and age. Our policies are designed to ensure that employees are treated, and treat each other, fairly and with respect and dignity. In keeping with this objective, conduct involving discrimination or harassment of others will not be tolerated. All employees are required to comply with the Company’s policy on equal opportunity, non-discrimination and fair employment, copies of which are included in the Employee Handbook distributed to all employees.

13.	Political Contributions and Activities

No political contributions shall be made by or on behalf of the Company without the prior approval of the Board. This policy applies solely to the use of Company assets and is not intended to discourage or prevent individual employees, officers, directors, and consultants from making political contributions or engaging in political activities on their own behalf. No one may be reimbursed directly or indirectly by the Company for personal political contributions.

14.	Environment, Health and Safety

The Company is committed to conducting its business in compliance with all applicable environmental and workplace health and safety laws and regulations. The Company strives to provide a safe and healthy work environment for our employees and to avoid adverse impact and injury to the environment and communities in which we conduct our business. Achieving this goal is the responsibility of all employees, officers, directors, and consultants.

CODE OF BUSINESS CONDUCT AND ETHICS

ACKNOWLEDGEMENT

I acknowledge that I have read the Company’s Code of Business Conduct and Ethics, that I understand its contents and that I agree to abide by its terms. I accept that this acknowledgement forms part of the terms of my employment by the Company and that I will also be bound by any further policies and procedures issued from time to time for the purposes of ensuring compliance with applicable statutory or regulatory provisions and the maintenance of the Company’s reputation and integrity. I also understand that any violation of the Code of Business Conduct and Ethics and related policies and procedures may subject me to discipline, including dismissal, as well as other penalties.

Signature:
Name:
Date: